Exhibit 5.1

April 21, 2022

DCP Midstream, LP

6900 E. Layton Ave., Suite 900

Denver, Colorado 80237

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream, LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-8 filed by the Partnership on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering for issuance under the DCP Midstream, LP 2016 Long-Term Incentive Plan, as amended (the “Plan”), an additional 1,650,000 common units representing limited partner interests in the Partnership (such common units, the “common units” and such additional common units, the “Additional Units”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Additional Units.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the Partnership, certificates of officers and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, originals or copies of the following:

A.	the Registration Statement;

B.

a copy of the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005, as amended by the Certificate of Amendment thereto filed with the Secretary of State of the State of Delaware on January 11, 2017, certified by the Secretary of State of the State of Delaware as of a recent date (as amended, the “Certificate of Limited Partnership”);

C.	a copy of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 6, 2019 (the “Partnership Agreement”);

D.	a copy of the resolutions adopted by the Board of Directors of DCP Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), on February 18, 2021;

E.	a copy of the resolutions adopted by the Board of Directors of DCP Midstream, LLC, a Delaware limited liability company (“Midstream”), on February 18, 2021;

F.	a copy of the resolutions adopted by the Board of Directors of the General Partner, on January 24, 2022;

G.

a copy of the Written Consent of DCP Midstream GP, LP, a Delaware limited partnership (the “GP LP”) and Midstream, as the holders of a majority of the total outstanding common units of the Partnership, adopted March 7, 2022; and

H.	the certificate of good standing covering the Partnership, issued by the Secretary of State of the State of Delaware as of a recent date (the “Good Standing Certificate”).

We have relied upon the foregoing and upon certificates and other assurances of officers of the General Partner as to factual matters without having independently verified such factual matters.

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine and authentic; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership) any document reviewed by us had authority to sign in such capacity; (v) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (vi) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (vii) that each individual signing any document on such individual’s own behalf or on behalf of any entity, had the legal capacity to do so, and (viii) the accuracy, completeness and authenticity of certificates of public officials.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Common Units have been duly authorized for issuance pursuant to the Plan and, when issued in accordance with the terms of the Plan, will be validly issued and, under the Delaware Act, purchasers of the Common Units will have (i) no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and (ii) no personal liability for the debts, obligations or liabilities of the Partnership solely by reason of being limited partners of the Partnership.

The opinions expressed herein are qualified in the following respects:

I.

We have not considered, and we express no opinion as to, any laws other than the Delaware Act (which with respect to such act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), as in effect on the date hereof; and

II.

We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP